Exhibit 10.5
Form

LEGENCE CORP.
2025 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
Pursuant to the terms and conditions of the Legence Corp. 2025 Omnibus Incentive Plan, as amended from time to time (the “Plan”), Legence Corp., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	Restricted Stock Units
Participant:	[NAME]
Date of Grant:	[●]
Vesting Commencement Date:	[●]
Total Number of RSUs:	[●]
Vesting Schedule:
Subject to Section 2 of the Agreement, the Plan and the other terms and conditions set forth herein, the RSUs shall vest according to the following schedule, so long as you remain continuously employed by the Company or an Affiliate from the Date of Grant through each such vesting date:

	Vesting Date	Percentage of RSUs That Vest
	First Anniversary of the Vesting Commencement Date	33.33%
	Second Anniversary of the Vesting Commencement Date	33.33%
	Third Anniversary of the Vesting Commencement Date	33.34%

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice, and have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice.

You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
Notwithstanding any provision of this Grant Notice or the Agreement, if you have not executed and delivered to the Company this Grant Notice within 90 days following the Date of Grant, then this Award will terminate automatically without any further action by the Company and the RSUs will be forfeited without further notice and at no cost to the Company unless otherwise determined by the Committee.

[Signature Page Follows]
2

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.
    LEGENCE CORP.

    By:
    Name:
    Title:

    PARTICIPANT

    Name: [NAME]

Signature Page to
Restricted Stock Unit Grant Notice

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Legence Corp., a Delaware corporation (the “Company”), and [NAME] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award.  In consideration of the Participant’s continued employment with, or service to, the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in Section 2, the Participant will have no right to receive any Shares or other payments in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.Vesting of RSUs.
(a)Except as otherwise set forth in this Section 2 hereof, the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice. Upon the Participant’s termination of employment prior to the vesting of all of the RSUs (but after giving effect to any accelerated vesting pursuant to this Section 2), any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(b)Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 10:
(i)upon the Participant’s termination of employment due to the Participant’s death or Disability, all RSUs, if any, that remain unvested shall immediately become vested as of the date of such termination of employment;
(ii)upon a Change in Control, if this Award is not continued or assumed by, or substituted for a substantially equivalent award of, the successor or survivor entity (as determined in the discretion of the Committee), all RSUs, if any, that remain unvested shall become vested as of immediately prior to the occurrence of such Change in Control; and

(iii)if this Award is continued or assumed by, or substituted for a substantially equivalent award of, the successor or survivor entity in connection with a Change in Control (as determined in the discretion of the Committee), and the Participant subsequently incurs a Change in Control Qualifying Termination, all RSUs (or the portion of any award substituted therefor), if any, that remain unvested shall immediately become vested as of the date of such Change in Control Qualifying Termination.
(c)For purposes of this Agreement:
(i)“Change in Control Qualifying Termination” means a Participant’s termination of employment by the Company or an Affiliate without Cause or by the Participant for Good Reason that occurs on or during the two-year period immediately following a Change in Control.
(ii)“Good Reason” means, with respect to the Participant’s termination of employment, (A) in the case where there is no employment agreement, offer letter, consulting agreement, severance agreement or plan, change in control agreement, or similar agreement or plan in effect between the Company or its Affiliates and the Participant at the time of the termination of employment (or where there is such an agreement or plan in effect, but it does not define “good reason” (or words of like import)), the occurrence of any of the following events without the written consent of the Participant: (1) a material diminution in the Participant’s base salary or target bonus opportunity other than as part of one or more reductions in base salaries or target bonus opportunities that apply equally to each of the members of the Company’s executive leadership team in substantially the same proportions; (2) a material diminution in the Participant’s authority, duties, responsibilities or reporting relationship with the Company or any Affiliate; or (3) the relocation of the geographic location of the Participant’s principal place of employment (including, as applicable, the Participant’s home office if the Participant primarily works remotely) by more than 50 miles from the location of the Participant’s principal place of employment as of immediately prior to the occurrence of the Change in Control; (B) in the case where there is an employment agreement, offer letter, consulting agreement, severance agreement or plan, change in control agreement or similar agreement or plan in effect between the Company or any Affiliate and the Participant at the time of the termination of employment that defines “good reason” (or words of like import), “good reason” as defined under such agreement or plan. Notwithstanding the foregoing provisions of this definition or any other provision of the Plan to the contrary, any assertion by the Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) such Participant must provide written notice to the Company of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (y) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (z) the date of such Participant’s termination of employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.
3.Dividend Equivalent Rights. In the event that the Company declares and pays a regular cash dividend in respect of its outstanding Shares (which, for clarity, does not include any extraordinary cash dividend) and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall record in a bookkeeping account an amount equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of Shares equal to the number of RSUs held by the Participant that have not been settled as of such record date (the “Dividend Equivalent Rights”), and such Dividend Equivalent Rights shall be subject to the same terms and conditions, including with respect to vesting, forfeitability and transferability, as the underlying RSUs. All amounts, if any, payable as a result of such Dividend Equivalents Rights shall be paid to the Participant in cash (or, at the discretion of the Company, in Shares) on or following, but no later than 30 days after, the date that the underlying RSU vests. For purposes of clarity, if any of the RSUs are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalent Rights, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the Dividend Equivalent Rights between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalent Rights.
4.Settlement of RSUs. As soon as administratively practicable following the vesting of RSUs pursuant to Section 2, but in no event later than thirty (30) days after such vesting date, the Company shall deliver to the Participant a number of Shares equal to the number of RSUs subject to this Award. All Shares issued hereunder shall be delivered either by delivering one or more certificates for such Shares to the Participant or by entering such Shares in book-entry form, as determined by the Committee in its sole discretion. The value of Shares shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
5.Restrictive Covenants.
(a)The Participant acknowledges and agrees that the grant of the RSUs further aligns the Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, the Participant agrees to abide by the terms set forth in Exhibit B, which Exhibit B is deemed to be part of this Agreement as if fully set forth herein. The Participant acknowledges and agrees that the Restrictive Covenants are reasonable and enforceable in all respects. By accepting this Award, the Participant agrees to be bound, and promises to abide, by the terms set forth in Exhibit B and expressly acknowledges and affirms that this Award would not be granted to the Participant if the Participant had not agreed to be bound by such provisions.
(b)Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Company determines that the Participant has failed to abide by any of the terms set forth in Exhibit B or the provisions of any other confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement or other restrictive covenants in any other agreement by and between the Company or any Affiliate and the Participant, then, in addition to and without limiting the remedies set forth in Exhibit B:

(i)all RSUs (whether vested or unvested) that have not been settled as of the date of such determination (and all rights arising from such RSUs and from being a holder thereof, including all Dividend Equivalent Rights) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company; and
(ii)the Participant shall, within 30 days following the Participant’s receipt of a written notice from the Company, pay to the Company a cash amount equal to the Fair Market Value of any Shares previously received by the Participant pursuant to the settlement of the RSUs as of the date of receipt of such Shares, together with an amount equal to any dividends, Dividend Equivalent Rights or other payments received in respect of such Shares, and the Participant shall reimburse the Company for any costs or fees (including attorneys’ fees) in the event the Participant fails to timely make such payments.
6.Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages (including via Dividend Equivalent Rights) to the Participant for federal, state, local and/or foreign tax purposes, the Company shall have the authority to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including the employee portion of any Federal Insurance Contributions Act obligation) required by Applicable Law to be withheld with respect to any taxable event arising in connection with this Award. In furtherance of the forgoing, the Participant may make arrangements satisfactory to the Company regarding the payment of any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of this Award, which arrangements include (if and to the extent permitted by the Company) the delivery of cash or cash equivalents, Shares (including previously owned Shares (which are not subject to any pledge or other security interest), net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying Shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7.Non-Transferability.  During the lifetime of the Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
8.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of Applicable Law. No Shares will be issued hereunder if such issuance would constitute a violation of any Applicable Law. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Shares to be issued or (b) in the opinion of legal counsel to the Company, the Shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any Applicable Law and to make any representation or warranty with respect to such compliance as may be requested by the Company.
9.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any Shares that may become deliverable hereunder unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.
10.Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, that any review period under such release will not modify the date of settlement with respect to vested RSUs.

11.No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a written employment agreement or by Applicable Law, the Participant’s employment by the Company, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company, or any such Affiliate, or other entity for any or no reason whatsoever, with or without Cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of the RSUs is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive a grant of Awards or benefits in the future in lieu of Awards in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.
12.Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 12 shall be cumulative and in addition to any other remedies to which such party may be entitled.
13.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, at the Company’s headquarters, to the attention of the General Counsel; and
If to the Participant, at the Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
14.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access, or to the Participant’s account with the Company’s equity plan administrator. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.
15.Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any Applicable Law.
16.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
17.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

18.Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment or clawback policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other Applicable Law. The Participant’s acceptance of this Award will constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of any Company recoupment, clawback or similar policy that may apply to the Participant and this Award, whether adopted before or after the Date of Grant (whether through clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance therewith) and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation or other similar action, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.
19.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.
20.Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.
21.Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
22.Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail or via electronic acceptance in accordance with Section 14 shall be effective as delivery of a manually executed counterpart of the Grant Notice.
23.Section 409A. The Plan, this Agreement and the RSUs are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

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EXHIBIT B

RESTRICTIVE COVENANTS

The Company and its subsidiaries operate in a highly sensitive and competitive commercial environment. As part of the Participant’s employment and/or service with the Company and its subsidiaries, the Participant has had and will be exposed to highly confidential and sensitive information regarding the business operations of the Company and its subsidiaries, including corporate strategy, pricing, and other market information, know-how, trade secrets, and valuable customer, supplier, lessor, regulatory, and employee relationships. It is critical that the Company take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other Persons from obtaining any such information. Therefore, in exchange for good, valuable, sufficient, and mutually-agreed-upon consideration, including, without limitation, the Company’s agreement to award RSUs to the Participant; the Participant’s access to Confidential Information, customer lists, and other valuable and proprietary information of the Company and its subsidiaries; and the Company’s provision of specialized training and other professional benefits and resources to the Participant, each Participant agrees to be bound by the following restrictive covenants:

1.Confidentiality.
(a)The Participant agrees that, during the period of the Participant’s employment and/or service with the Company or its subsidiaries and thereafter (or to the maximum extent permitted by applicable law), the Participant shall not, without the express, written consent of the relevant member of the Company or its subsidiaries, disclose to any Person, or use or otherwise exploit for the Participant’s own benefit or for the benefit of any other Person, any of the Company’s or its subsidiaries’ Confidential Information, except as may be required in the course of the Participant’s employment and/or service with the Company or its subsidiaries. For this purpose, “Confidential Information” means the confidential and proprietary information of the Company or its subsidiaries in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disc or memory and wherever located) and includes, but is not limited to, information relating to: internal business and management practices and procedures; salary, bonus, and other personal information relating to employees or consultants of the Company or its subsidiaries; corporate financial and business information, strategies and plans of the Company or its subsidiaries; corporate human resource information; litigation affecting the Company or its subsidiaries or their employees, officers, or directors; information relating to customers; marketing plans and strategies; product information; market information, processes, trade secrets, inventions, know-how, and methods and procedures of operation; information relating to suppliers, advertising, contractual relations, performance, sales, pricing, financial, ideas, data, and concepts originated by the Company or its subsidiaries and/or Persons with whom the Company or its subsidiaries may have business relationships; provided, that, Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Participant or its affiliates in violation of this Exhibit B, (ii) which is developed independently by the Participant or its affiliates after the Date of Grant without violating the obligations set forth herein or (iii) is required to be disclosed pursuant to any law or order applicable to the Participant or its affiliates.

(b)18 U.S.C. §1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Exhibit B is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Accordingly, the parties to this Exhibit B have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
2.Non-Competition. During the period commencing on the Date of Grant and ending on the first anniversary of the Participant’s termination of employment or service with the Company or its subsidiaries (the “Restricted Period”), the Participant shall not, directly or indirectly, individually or on behalf of any Person, company, enterprise, or entity, or as a sole proprietor, partner, equityholder, director, officer, principal, agent, employee or executive, or in any other capacity or relationship, (i) own any interest in, participate in (whether as a director, officer, employee, member or partner), consult with, render services for (including as an employee), or in any manner engage in, or on behalf of, any business or enterprise, in each case, that is competitive with (A) the business conducted in the Mechanical (including heating, ventilation and air conditioning), Electrical and Plumbing industry and (B) any other business (1) engaged in by the Company or any of its subsidiaries or (2) in which the Company or any of its subsidiaries has taken any actual, concrete steps or is planning to take such actual, concrete steps to conduct business, including by submitting a letter of intention or similar indication of interest, entering into a confidentiality agreement or inclusion in a “deal pipeline” sheet which is presented to the Board, in each case, with respect to the potential acquisition or similar transaction of a business conducting such business activities, in each case, as of the date hereof and through the date of Participant’s last date of employment with the Company or any of its subsidiaries (collectively, the “Business”), within any state, territory, jurisdiction or other locality within the United States in which the Company or its subsidiaries engages in the Business and in which the Participant provided services during the last twenty-four (24) months of the Participant’s employment or service with the Company or its subsidiaries, or (ii) take any preparatory steps to engage in any of the activities described in clause (i) above; provided, however, that nothing in this Section 2 shall prevent the Participant or any of its affiliates from being a passive owner of less than two percent (2%) of any Person’s publicly traded securities, so long as neither the Participant nor any of its affiliates has any active participation in the business thereto. Additionally, nothing in this Section 2 shall prevent the Participant from, following the Participant’s termination of employment or service with the Company or its subsidiaries, being employed or engaged by any person or entity where such work would not involve any level of strategic, advisory, technical, creative, or sales, or other activity similar to that which the Participant provided to the Company or its subsidiaries.

3.Non-Solicitation. During the Restricted Period, the Participant shall not, directly or indirectly, (a) for purposes of engaging in competition with the Business, solicit or induce, or in any manner attempt to solicit or induce, any employee, independent contractor, consultant, or other individual service provider of the Company or its subsidiaries to terminate his or her employment or services (or in the case of a consultant, materially reducing such services) or in any way interfere with or disrupt the relationship between any such Person and the Company or its subsidiaries, (b) for purposes of engaging in competition with the Business, hire or engage any individual that is or within twelve (12) months of such proposed hiring or engagement was an employee or independent contractor of the Company or its subsidiaries or (c) solicit or induce, or in any manner attempt to solicit or induce, any customer, client, or other business relation of the Company or any of its subsidiaries with whom the Participant had material contact or about whom the Participant obtained Confidential Information during the Participant’s employment or service to cease doing business with, reduce the amount of business conducted with, or alter the terms of the relationship with, the Company or its subsidiaries or in any way interfere with the relationship between any such customer, client, or business relation and the Company or its subsidiaries; provided, that generalized advertisement of employment opportunities including in trade or industry publications (not focused specifically on or directed in any way at the employees or an employee of Company or its subsidiaries) shall not be deemed to cause a breach of this Section 3.
4.Non-Disparagement. The Participant agrees that, subject to Section 8 below, from and after the Date of Grant through the Restricted Period, the Participant will not, and will cause each of its controlled affiliates not to, make, publish, or communicate any Disparaging Statements regarding the Company or its subsidiaries or their affiliates (or their respective businesses, products or services), or their respective current or former directors, officers, managers, members, partners, employees or direct or indirect equityholders. “Disparaging Statement” means any written or oral statement of fact that is false and that is intended to, or would reasonably be expected to, materially harm the reputation of the subject thereof; for the avoidance of doubt, statements of opinion (that do not imply false, undisclosed facts), privileged communications, and truthful statements made without malice shall not constitute Disparaging Statements. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit the Participant from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or administrative or arbitral proceedings or an authorized government agency or truthful testimony given in response to a lawful subpoena.
5.Acknowledgment. The Participant acknowledges that (a) the Company and its affiliates would be irreparably damaged if the Participant or any of the Participant’s affiliates were to breach any of the covenants set forth in this Exhibit B, (b) the covenants set forth in this Exhibit B are necessary for the protection of the Company’s and its affiliates’ Confidential Information, trade secrets, customer lists, and other legitimate, protectable business interests, and the Company would not have entered into the Agreement without such covenants, (c) the restrictions contained in this Exhibit B are reasonable with respect to subject matter, time period and geographical area, and (d) the Participant is entering into this Exhibit B in exchange for good, valuable, and mutually-agreed-upon consideration that is independent of the Participant’s employment with the Company, including, without limitation, the grant of RSUs contemplated by the Agreement.
6.Injunctive Relief; Modification. The Participant agrees that the Company would suffer irreparable harm and continuing damage for which money damages would be insufficient if the Participant was to breach any of the restrictions in this Exhibit B. As such, the Participant agrees that in the event of any such breach, the Company will be entitled to an injunction, a decree for specific performance, other equitable relief in a court of appropriate jurisdiction, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post any bond. If a court or arbitrator of competent jurisdiction finds any of the restrictions in this Exhibit B to be excessively broad as to duration, activity, or subject, it is the intention of the parties that such court or arbitrator shall modify such restrictions so as to render them enforceable to the maximum extent allowed by applicable law, and shall enforce them as so modified.
7.Amendments; Definitions. Without limiting the foregoing, the Company may amend any restrictive covenant provisions or obligations herein without the Participant’s consent or approval to provide for less restrictive limitations as to duration, geographical area, scope of activity to be restrained, or to incorporate legal developments that do not make any limitations herein more restrictive. Capitalized terms used but not defined in this Exhibit B shall have the meanings ascribed to such terms in the Restricted Stock Unit Agreement to which this Exhibit B is attached (the “Agreement”).
8.Whistleblower Protections. Nothing in this Exhibit B or the Agreement prevents or prohibits the Participant from (a) reporting possible violations of any applicable law or regulation to any governmental agency or entity, including but not limited to, the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, and any Inspector General of any United States federal agency (“Governmental Agencies”), or making other disclosures of relevant and necessary information or documents in any action, investigation, or proceeding as required by law or legal process, including with respect to disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation, (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any Governmental Agency, and/or pursuant to the Sarbanes-Oxley Act; (c) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity; or (d) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Additionally, nothing in this Exhibit B or the Agreement shall prevent the Participant from (i) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through us, or off the employment premises, (ii) opposing, disclosing, reporting, or participating in an investigation of sexual harassment, or (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights or an attorney retained by the Participant.

9. Governing Law. This Exhibit B shall be governed by, and construed in accordance with, the internal laws of the state in which the Participant primarily provides services to the Company or any of its subsidiaries, and any claim, dispute, or proceeding with respect to such Participant arising out of this Exhibit B shall be brought exclusively in the state and federal courts located in such state.
10.State Law Modifications. Notwithstanding the foregoing provisions of this Exhibit B, if the Participant primarily resides and provides services to the Company or its subsidiaries in a state listed on Appendix B-1, or if otherwise required with respect to the Participant by the applicable law of a particular state, the modifications set forth on Appendix B-1 for such state shall apply to the Participant.

Appendix B-1

Certain Modifications to Restrictive Covenants
Certain foregoing provisions of Exhibit B are hereby modified in certain states as described below. For the avoidance of doubt, except as expressly set forth below, all other terms of the Agreement (including Exhibit B) shall apply to the Participant.
Arizona
Section 1(a): The non-disclosure covenant in Section 1(a) shall apply during the Participant’s employment or service with the Company or its subsidiaries, for a period of five years thereafter, and to the extent the information qualifies as a trade secret under applicable law, at all times thereafter.
California
Section 2 and Section 3: For purposes of Section 2 and Section 3, the “Restricted Period” shall commence on the Date of Grant and end on the Participant’s termination of employment or service with the Company or its subsidiaries.
Section 3: Section 3(b) shall be deemed deleted.
Section 8: The following shall be added to the end of Section 8:
“The Participant acknowledges that nothing in this Exhibit B or the Agreement prohibits or restricts the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful.”
Colorado
Section 1(a): “Confidential Information” shall not include information resulting from the Participant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that the Participant otherwise has a right to disclose as legally protected conduct.
Section 2: For purposes of Section 2, the post-employment portion of the Restricted Period shall apply only if the Participant earns at or above the threshold amount for highly compensated workers as determined on an annual basis by the Division of Labor Standards of Statistics in the Department of Labor and Employment, as set forth in CO Rev. Stat. 8-2-113.
Section 3(c): For purposes of Section 3(c), the post-employment portion of the Restricted Period shall apply only if you earn at least 60% of the amount for highly compensated workers as determined on an annual basis by the Division of Labor Standards of Statistics in the Department of Labor and Employment in annual compensation, as set forth in CO Rev. Stat. 8-2-113.

Section 5: The following shall be added to the end of Section 5:
“The Participant further acknowledges and agrees that the restrictions contained in this Exhibit B are intended to protect, and no broader than reasonably necessary for the protection of, the Company’s and its subsidiaries’ trade secrets.”
Section 8: The following shall be added to the end of Section 8:
“Additionally, nothing in the Agreement or this Exhibit B shall prevent the Participant from discussing or disclosing (whether orally or in writing) information about any alleged discriminatory or unfair employment practice or unlawful acts in the workplace, such as harassment or discrimination, or any other conduct the Participant has reason to believe is unlawful.”
Section 11: The following shall be added as a new Section 11 titled “Notice”:
“The Participant acknowledges receipt of a separate notice that the Company has provided to the Participant contemporaneously with the Agreement and this Exhibit B which identifies this Exhibit B by name, states that this Exhibit B contains non-competition and non-solicitation covenants that could restrict the Participant’s options for subsequent employment following the termination of the Participant’s employment or service with the Company or its subsidiaries, and directs Participant to the specific sections of this Exhibit B containing such covenants (the “Notice”). The Participant acknowledges receipt of this Exhibit B (inclusive of the restrictions in Section 2) and such separate Notice from the Company at least fourteen (14) days before the earlier of the effective date of the restrictions in Section 2, or the effective date of the consideration for the restrictions in Section 2.  Notwithstanding anything in this Exhibit B to the contrary, this Exhibit B will not become effective until the later of (A) the date that the Agreement (inclusive of this Exhibit B) was executed by both of the parties and the Notice was executed by the Participant, and (B) the fifteenth (15th) day after the date that the Notice and the Agreement (inclusive of this Exhibit B) were delivered to the Participant.”
District of Columbia
Section 2: For purposes of Section 2, the post-employment portion of the Restricted Period shall apply only if the Participant earn or are reasonably expected to earn at or above the minimum qualifying annual compensation per year (which amount shall increase each year in proportion to the annual average increase, if any, in the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area published by the Bureau of Labor Statistics of the United States Department of Labor for the previous calendar year adjusted to the nearest whole dollar) as set forth in DC Code § 32-581.01(6).
Section 11: The following shall be added as a new Section 11 titled “Notice”:
“The Participant acknowledges and agrees that the Participant has had at least fourteen (14) calendar days to review the restrictive covenants set forth in this Exhibit B. To the extent the post-employment portion of the restrictions in Section 2 apply, the Participant acknowledges receipt of the following notice: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendments Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”
Florida
Section 1(a): The non-disclosure covenant in Section 1(a) shall apply during the Participant’s employment or service with the Company or its subsidiaries, for a period of five years thereafter, and to the extent the information qualifies as a trade secret under applicable law, at all times thereafter.
Section 2: Following the Participant’s employment or service with the Company or its subsidiaries, the restrictions set forth in Section 2 will only apply to actions taken by the Participant in a Restricted Capacity. For this purpose, “Restricted Capacity” means any role in which (1) the Participant would provide services similar to the services provided to the Company or its subsidiaries during the three (3) years preceding the Participant’s termination of employment or service, or (2) it would be reasonably likely that the Participant would use Confidential Information or customer relationships of the Company or its subsidiaries.
Section 11: The following shall be added as a new Section 11 titled “Notice”:
The Participant acknowledges that, in the course of Participant’s employment or service with the Company or its subsidiaries, the Participant will receive Confidential Information and/or access to customer relationships of the Company and its subsidiaries. The Participant understands that to the extent the Participant is providing services in violation of Section 2, it would be reasonably likely that the Participant would use Confidential Information and customer relationships to the detriment of the Company and its subsidiaries. The Participant acknowledges that the Participant’s annual compensation is at least twice the annual mean wage of the Florida county where the Participant resides. Additionally, the Participant acknowledges and agrees that the Participant has had at least seven (7) calendar days to review this Exhibit B, including the restrictive covenants set forth in Section 2. The Participant is hereby advised of the Participant’s right to consult with counsel prior to entering into the Agreement and this Exhibit B.
Georgia
Section 1(a): The non-disclosure covenant in Section 1(a) shall apply during the Participant’s employment or service with the Company or its subsidiaries, for a period of five years thereafter, and to the extent the information qualifies as a trade secret under applicable law, at all times thereafter.
Section 3(c): For purposes of Section 3(c), the post-employment portion of the Restricted Period shall only apply to customers, clients, or other business relations of the Company or any of its subsidiaries with whom the Participant had material contact and solely with respect to products and services that are competitive with those provided by the Company and its subsidiaries.
Illinois
Section 1(a): The non-disclosure covenant in Section 1(a) shall apply during the Participant’s employment or service with the Company or its subsidiaries, for a period of five years thereafter, and to the extent the information qualifies as a trade secret under applicable law, at all times thereafter.
Section 2 and Section 3: The post-employment portion of the Restricted Period shall apply only if the Participant has actual or expected annual earnings exceeding the thresholds for non-competition covenants and non-solicitation covenants (respectively) as set forth in 820 ILCS 90/10.
Section 8: The following shall be added to the end of Section 8:
“Further, nothing herein prohibits, prevents or otherwise restricts the Participant from (A) reporting any good faith allegation of unlawful employment practices to any federal, state or local government agency enforcing discrimination laws; (B) reporting any good faith allegation of criminal conduct to any appropriate federal, state or local official; (C) participating in a proceeding related to unlawful employment practices, including any litigation brought by any federal, state or local government agency or any other person who alleges that the Company Group has violated any state federal, or local law, regulation or rule; (D) making any truthful  statement of disclosures required by law, regulation or legal process; (E) requesting or receiving confidential legal advice;  (F) engaging in concerted activity to address work-related issues; or (G) making truthful statements or disclosures about alleged “unlawful employment practices” as defined in the Illinois Workplace Transparency Act (820 ILCS 96).”
Section 11: The following shall be added as a new Section 11 titled “Notice”:
“The Participant acknowledges and agrees that (i) the Participant has had at least fourteen (14) calendar days to review this Exhibit B, including the restrictive covenants set forth herein, (ii) the Participant has been advised of the Participant’s right to consult with counsel prior to agreeing to be bound by this Exhibit B, including the restrictive covenants set forth herein, and (iii) the restrictions contained in this Exhibit B are supported by valid, sufficient, and mutually-agreed-upon consideration, including the grant of RSUs under the Agreement.”
Massachusetts
Section 2: The following shall replace Section 2 in its entirety:
“During the period commencing on the Date of Grant and ending on the first anniversary of the Participant’s termination of employment or service with the Company or its subsidiaries (the “Restricted Period”), the Participant shall not, directly or indirectly, individually or on behalf of any Person, company, enterprise, or entity, or as a sole proprietor, partner, equityholder, director, officer, principal, agent, employee or executive, in each case, in any capacity in which the Participant would provide the same types of services that the Participant provided to the Company or its subsidiaries during the then most recent two (2) years of the Participant’s employment or service, (i) own any interest in, participate in (whether as a director, officer, employee, member or partner), consult with, render services for (including as an employee), or in any manner engage in, or on behalf of, any business or enterprise, in each case, that is competitive with that is competitive with (A) the business conducted in the Mechanical (including heating, ventilation and air conditioning), Electrical and Plumbing industry and (B) any other business (1) engaged in by the Company or any of its subsidiaries or (2) in which the Company or any of its subsidiaries has taken any actual, concrete steps or is planning to take such actual, concrete steps to conduct business, including by submitting a letter of intention or similar indication of interest, entering into a confidentiality agreement or inclusion in a “deal pipeline” sheet which is presented to the Board, in each case, with respect to the potential acquisition or similar transaction of a business conducting such business activities, in each case, as of the date hereof and through the date of Participant’s last date of employment with the Company or any of its subsidiaries (collectively, the “Business”), within any state, territory, jurisdiction or other locality within the United States in which the Company or its subsidiaries engages in the Business and in which the Participant provided services or had a material presence or influence during the last twenty-four (24) months of the Participant’s employment or service with the Company or its subsidiaries, or (ii) take any preparatory steps to engage in any of the activities described in clause (i) above; provided, however, that nothing in this Section 2 shall prevent the Participant or any of its affiliates from being a passive owner of less than two percent (2%) of any Person’s publicly traded securities, so long as neither the Participant nor any of its affiliates has any active participation in the business thereto. Additionally, for purposes of this Section 2, the post-employment portion of the Restricted Period shall not apply if the Participant is terminated without Cause or because of a layoff. For this purpose, “Cause” means, in addition to Cause as defined in any other agreement between the Participant and the Company or its affiliates, a reasonable and good faith basis for the Company to be dissatisfied with the Participant’s job performance, conduct, or behavior.”
Section 11: The following shall be added as a new Section 11 titled “Notice”:
“The Participant acknowledges and agrees that, (i) the Participant has been advised, and is hereby advised, of the Participant’s right to consult with counsel prior to agreeing to be bound by the Agreement and this Exhibit B, and (ii) the restrictions contained in this Exhibit B (including in Section 2) are supported by valid, sufficient, and mutually-agreed-upon consideration, which is independent of the Participant’s continued employment with the Company Group, including, but not limited to, the grant of the RSUs pursuant to the Participant. The Participant further acknowledges and agrees that (A) if the Participant is entering into this Exhibit B in connection with the commencement of employment, the Participant received the Agreement and this Exhibit B by the earlier of a formal offer of employment and ten (10) business days before commencement of employment, and (B) if the Participant is entering into the Agreement and this Exhibit B after commencement of employment, the Participant has had at least ten (10) business days to review this Exhibit B (inclusive of the noncompetition obligation in Section 2) before the noncompetition obligations in Section 2 become effective.  Notwithstanding anything in this Exhibit B or the Agreement to the contrary, this Exhibit B (inclusive of the noncompetition obligation in Section 2) will not become effective until the later of (x) the date that the Agreement (inclusive of this Exhibit B) was executed by the Participant, and (y) the date immediately following the tenth (10th) business day after the date that the Agreement (inclusive of this Exhibit B) was delivered to the Participant.
Minnesota
Section 2: For purposes of Section 2, the “Restricted Period” shall commence on the Date of Grant and end on the Participant’s termination of employment or service with the Company or its subsidiaries.
North Dakota
Section 2: For purposes of Section 2, the “Restricted Period” shall commence on the Date of Grant and end on the Participant’s termination of employment or service with the Company or its subsidiaries.
Oklahoma
Section 2: For purposes of Section 2, the “Restricted Period” shall commence on the Date of Grant and end on the Participant’s termination of employment or service with the Company or its subsidiaries.
Section 3(c): The following shall replace Section 3(c):
“…directly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company or its subsidiaries.”
Oregon
Section 2: The post-employment portion of the Restricted Period (for purposes of this Section 2 only) shall apply only if (i) (A) the Company informs the Participant in a written employment offer received by the Participant at least two (2) weeks before the first day of the Participant’s employment or service that a non-competition agreement is required as a condition of employment or (B) the Participant executes this Exhibit B upon a bona fide advancement, (ii) the Participant is classified as exempt under state wage and hour law, (iii) the Participant has access to trade secrets of the Company or its subsidiaries or competitively sensitive Confidential Information, and (iv) as of the date of the Participant’s termination of employment, the total amount of the Participant’s annual gross salary and commissions, calculated on an annual basis, exceeds the threshold set forth in Or. Rev. Stat. § 653.295(1); provided, however, that if the Participant does not satisfy prongs (ii) or (iv) of the foregoing, the Company may, in its discretion, in order for the restrictions set forth in Section 2 to apply to the Participant during the post-employment portion of the Restricted Period, pay the Participant during the post-employment portion of the Restricted Period, the greater of compensation equal to at least fifty percent (50%) of (x) the Participant’s annual gross base salary and commissions at the time of

Termination or (y) the threshold set forth in Or. Rev. Stat. § 653.295(1) (the “Garden Leave Payments”); provided, further, that (1) in the event that the Company, in its discretion, waives such obligations of the Participant under Section 2 at any time during the post-employment portion of the Restricted Period, the Company’s obligation to make the Garden Leave Payments to the Participant shall cease, (2) the Participant’s right to receive and retain any Garden Leave Payments is conditioned on the Participant’s compliance in full with the Participant’s obligations under Section 2, and (3) any Garden Leave Payments paid by the Company will be payable as salary continuation, less all applicable federal, state, and local taxes and withholdings, in accordance with the Company’s standard regular payroll practices. The Participant acknowledges and agrees that any Garden Leave Payments shall reduce (and shall not be in addition to) any severance or separation pay that the Participant is otherwise entitled to receive from the Company or its subsidiaries pursuant to an agreement, plan, or otherwise.

Virginia
Section 1(a): The non-disclosure covenant in Section 1(a) shall apply during the Participant’s employment or service with the Company or its subsidiaries, for a period of five years thereafter, and to the extent the information qualifies as a trade secret under applicable law, at all times thereafter.
Washington
Section 2: The post-employment portion of the Restricted Period (for purposes of this Section 2 only) shall apply only if the Participant is (i) an employee of the Company or its subsidiaries whose earnings from the Company or its subsidiaries exceed the threshold set forth in RCW 49.62.020 when annualized or (ii) an independent contractor of the Company or any of its subsidiaries whose earnings from the Company or its subsidiaries exceed the threshold set forth in RCW 49.62.030 per year, each amount to be adjusted annually for inflation as calculated by the Washington Department of Labor and Industries pursuant to RCW 49.62.040. Further, to the extent the Participant’s employment or service is terminated by the Company or its subsidiaries as part of a layoff, then the post-employment portion of the Restricted Period (for purposes of this Section 2 only) shall be enforced only to the extent that the Company or its subsidiaries, at its option, continues to pay the Participant his or her base salary, at the annual rate in effect as of the date of the Participant’s termination of employment or service with the Company or its subsidiaries, in accordance with the Company’s regular payroll practices, and subject to deduction for any compensation earned through subsequent employment during the period of enforcement (“Garden Leave Payments”). The Participant acknowledges and agrees that any Garden Leave Payments shall reduce (and shall not be in addition to) any severance or separation pay that the Participant is otherwise entitled to receive from the Company or its subsidiaries pursuant to an agreement, plan, or otherwise. Furthermore, if the Participant earns less than twice the applicable state minimum hourly wage, Section 2 shall not restrict, restrain, or prohibit the Participant from having an additional job, supplementing the Participant’s income by working for another employer, working as an independent contractor or being self-employed, provided that such additional services do not raise issues of safety for the Participant, coworkers or the public, or interfere with the reasonable and normal scheduling expectations of the

Company or its subsidiaries. Nothing in the foregoing sentence alters the obligations of the Participant to the Company or its subsidiaries under existing law, including the common law duty of loyalty and laws preventing conflicts of interest and any corresponding policies addressing such obligations.

Wisconsin
Section 1(a): The non-disclosure covenant in Section 1(a) shall apply during the Participant’s employment or service with the Company or its subsidiaries, for a period of five (5) years thereafter, and to the extent the information qualifies as a trade secret under applicable law, at all times thereafter. Additionally, with respect to Confidential Information that does not constitute trade secrets, the non-disclosure covenant in Section 1(a) will only apply in jurisdictions where disclosure of such information would be competitively damaging to the Company or its subsidiaries.
B-13